UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 18, 2015

DAVITA HEALTHCARE PARTNERS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14106	No. 51-0354549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 16th Street

Denver, CO 80202

(Address of principal executive offices including Zip Code)

(303) 405-2100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

DaVita HealthCare Partners Inc. (the “Company”) recently received a subpoena from the Office of Inspector General, U.S. Department of Health and Human Services. This civil subpoena covers the period from January 1, 2008 through the present and seeks production of a wide range of documents relating to the Company’s and its subsidiaries’ (including HealthCare Partners and its subsidiary JSA HealthCare Corporation) provision of services to Medicare Advantage plans and Medicare Advantage organizations and related patient diagnosis coding and risk adjustment submissions and payments. We believe that the request is part of a broader industry investigation into Medicare Advantage patient diagnosis coding and risk adjustment practices and potential overpayments by the government.

Some of the information requested relates to what we disclosed in our quarterly report on Form 10-Q for the first quarter of 2015 as a potentially improper historical HealthCare Partners (“HCP”) coding practice related to a particular condition. The practice in question was discontinued following our November 1, 2012 acquisition of HCP and, as we previously disclosed, we notified the U.S. Center for Medicare & Medicaid Services of the legacy coding practice and potential overpayments.

In connection with the HCP merger, we have certain indemnification rights against the sellers and an escrow was established as security for the indemnification. In the event that the Company were to incur liability related to this matter, the Company would pursue an indemnification claim against the sellers secured by the escrow. We can make no assurances that the indemnification and escrow would cover the full amount of our potential losses related to this matter.

The Company is cooperating with the government and will gather and produce the requested information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA HEALTHCARE PARTNERS INC.
Date: June 24, 2015
/s/ Kim M. Rivera
Kim M. Rivera
Chief Legal Officer